CONSULTING AGREEMENT

          This CONSULTING AGREEMENT dated this 1st day of March, 2006, by and between Curtiss-Wright Corporation, a Delaware corporation (the “Company”) and George Yohrling (“Yohrling”).

WITNESSETH:

          WHEREAS, Yohrling has been serving as the Executive Vice President of the Company and Chairman of Curtiss-Wright Control, Inc. (“Controls”);

          WHEREAS, Yohrling desires to retire from his positions as the Executive Vice President of the Company, and Chairman of Controls, and otherwise as an employee and officer of the Company and all of its affiliates effective as of March 1, 2006, (the “Retirement Date”);

          WHEREAS, in contemplation of compensation and benefit arrangements for Yohrling such as are provided herein the parties determined that no new incentive awards would be made to Yohrling in 2006 under the Company’s incentive compensation plans;

          WHEREAS, the parties hereto desire that, commencing after the Retirement Date, Yohrling will serve as a consultant to the Company as set forth herein; and

          WHEREAS, the parties desire to set forth the exact nature and the amount of compensation and benefits to be provided to Yohrling in respect of his prior service as an employee and his consulting services to the Company.

          NOW THEREFORE, the parties hereto agree as follows:

I.        Retirement

          1.1 Retirement from Position as Executive Vice President.

          Yohrling hereby confirms his retirement from his position as Executive Vice President of the Company and hereby resigns, effective as of the Retirement Date, from all of his other positions as an officer of the Company and as a director and officer of each of its affiliates and, effective as of the Retirement Date, Yohrling shall cease to be an employee of the Company and each of its affiliates for all purposes. Following the Retirement Date, Yohrling shall continue to serve the Company as a consultant as provided for herein.

          1.2. Related Matters to Retirement.

               (a) Medical, Dental and Prescription Benefits; Certain Insurance Benefits. During the period commencing on the Retirement Date and ending on February 28, 2007, the Company shall continue on behalf of Yohrling and his spouse all medical, dental, and prescription drug benefits provided to the Company’s active employees at the same cost as an active employee. The foregoing shall be in full satisfaction of the Company’s obligation to Yohrling to provide COBRA continuation of coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). During the “Consulting Period,” as defined in Section 2.1 of this Agreement, Yohrling shall also be entitled to that business travel accident and worker’s compensation insurance which the Company offers consultants to the Company in the ordinary course of business, paid at Company expense.

               (b) Financial Counseling. During the period of this Agreement, the Company will reimburse Yohrling the cost for financial counseling services substantially equivalent to those heretofore provided to him as an active employee up to a maximum cost of what the Company pays to provide such services to its executives (currently $7,500); however, the Company will not be responsible for any personal income tax liability associated with the services provided.

               (c) Withholding. The Company shall have the right to deduct from any amounts payable under this Section 1.2, any taxes or other amounts required by law to be withheld.

II.     Consulting Period

          2.1. Consulting Services.

               During the period commencing on the Retirement Date and ending on the first anniversary of the Retirement Date, February 28, 2007, (the “Consulting Period”), Yohrling agrees to serve the Company as a consultant and render such advisory and consulting services to the Company and its affiliates in connection with the business of the Company and its affiliates as may reasonably be requested by the Board or the Chief Executive Officer of the Company, having due regard to Yohrling’s health, residence and personal circumstances at the time, in connection with any matter with respect to which he has experience or special competence by reason of his prior employment with the Company (the “Consulting Services”). The Consulting Services shall be rendered at such locations as shall be mutually convenient to the Company and Yohrling. The Company agrees that the Consulting Services shall be appropriate for a former Executive Vice President of the Company. This Agreement may be renewed on its terms for two

(2) additional one-year terms (“Renewal Year”) by the Executive Compensation Committee. Any extension beyond the second Renewal Year will require the approval of the Board of Directors.

          2.2. Consulting Fees.

               (a) In consideration for the Consulting Services to be provided the Company and for the acceptance of the terms contained in this Agreement, provided Yohrling is then available to perform Consulting Services for the Company, and provided further, that Yohrling is not in breach of, or has not committed a material breach (which has not been cured), of any of the covenants contained in Section 3.1 hereof, the Company shall pay Yohrling, in equal monthly installments, a consulting fee at the annual rate of $287,000 (the “Consulting Fees”).

               (b) Yohrling shall also be entitled to an annual incentive payment with a target value of $159,000 (“Performance Bonus”). The Performance Bonus shall be based on a number of performance goals mutually established and agreed to by Yohrling and the Chief Executive Officer at the commencement of this Agreement and approved by the Executive Compensation Committee. This Award shall be paid when such payments are customarily paid by the Company under its management incentive compensation plans.

          2.3. Reimbursement of Expenses.

               During the Consulting Period, the Company shall promptly pay Yohrling the reasonable and actual expenses incurred by him in the performance of the Consulting Services, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by Yohrling, shall promptly reimburse him for such payment, provided that Yohrling properly accounts therefor in accordance with the Company’s current expense reimbursement policy.

          2.4. Non-Employee Status.

               Yohrling acknowledges that during the Consulting Period and thereafter he will not be an “employee” (or person of similar status) of the Company or any of its affiliates for purposes of the Code. Yohrling acknowledges that he will not be paid any “wages” (as defined in the Code) in respect of the Consulting Services under Section 2.2 of the Agreement, and that he shall be solely responsible for all taxes imposed on him by reason of the payment of the Consulting Fees and/or any other compensation, benefits or other amounts payable in respect of the Consulting Services.

III.     General Provisions

          3.1. Covenants.

               (a) Unauthorized Disclosure. Yohrling agrees and understands that in his position with the Company, Yohrling has been and will continue to be exposed to and has and will receive information relating to the confidential affairs the Company and its affiliates, including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company, its affiliates, and other forms of information considered by the Company to be confidential and in the nature of trade secrets (“Confidential Information”). Yohrling agrees that during the Consulting Period and for 10 years thereafter, Yohrling will not disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) Yohrling shall have no such obligation to the extent such information is or becomes publicly known other than as a result of Yohrling’s breach of his obligations hereunder and (ii) Yohrling may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable law or governmental regulation or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon the termination of the Consulting Period, Yohrling will, to the extent requested by the Company in writing, promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to Yohrling during or prior to the Consulting Period.

               (b) Non-competition. By and in consideration of the Company’s entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder and in consideration for the amounts received and to be received by Yohrling hereunder, and further in consideration of Yohrling’s exposure to Confidential Information, Yohrling agrees that he will not, during the Consulting Period and for period of 10 years thereafter, or so long as he is receiving benefits under this Agreement, whichever is greater (the “Non-competition Term”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided that in no event shall ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 3.1(b). For purposes of this paragraph, the term “Restricted Enterprise” shall mean any person, corporation, partnership or other entity that competes, directly or indirectly, with any business or activity conducted or proposed to be conducted by the Company or any of its subsidiaries as of the Retirement Date.

               (c) Non-solicitation. During the Non-competition Term, Yohrling shall not, and shall not cause any other person to, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company or any of its affiliates with, or endeavor to entice away from the Company or any of its affiliates, or hire, any person who at any time during Yohrling’s employment with the Company or the Consulting Period was an employee or customer of the Company or any of its affiliates or otherwise had a material business relationship with the Company or any of its affiliates.

               (d) Remedies. Yohrling agrees that any breach of the terms of this Section 3.1 would result in irreparable injury and damage to the Company and/or its affiliates for which the Company and/or its affiliates would have no adequate remedy at law; Yohrling therefore also agrees that in the event of said breach or any threat of breach, the Company and/or its affiliates, as applicable, shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened intentional breach and/or continued breach by Yohrling and/or any and all persons or entities acting for or with Yohrling, without having to prove damages, in addition to any other remedies to which the Company and its affiliates may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company and its affiliates from pursuing any other available remedies for any breach and/or threatened intentional breach hereof, including but not limited to the recovery of damages from Yohrling, the recovery of all prior payments made under this Agreement, the recovery of any payments that had been made and still remain to be paid in the Curtiss-Wright Retirement Plan, and to discontinue any payments still due under the Agreement. The parties hereto further agree that the provisions of the covenants contained in this Section 3.1 are reasonable and necessary to protect the businesses of the Company and its affiliates because of Yohrling’s access to Confidential Information and his material participation in the operation of such businesses. Yohrling hereby acknowledges that due to the global aspects of the Company’s and its affiliates’ businesses and competitors it would not be appropriate to include any geographic limitation on this Section 3.1. Should a court or arbitrator determine, however, that any provision of the covenants contained in this Section 3.1 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

               The existence of any claim or cause of action by Yohrling against the Company or its affiliates under this Agreement shall not constitute a defense to the enforcement by the Company of the covenants contained in Section 3.1(a).

               Anything contained in Section 3.1(d) to the contrary notwithstanding, the Company shall be required to give Yohrling prior written notice of any claimed failure by him to comply with any provision of Section 3.1(b) or (c). If Yohrling shall, within fifteen (15) days after such notice, be in all material respects in compliance with the provisions of Section 3.1(b) or (c) that is involved, the Company shall not, by virtue of the provisions of this Agreement, be entitled to an immediate injunction and restraining order to prevent such breach, provided, however, that nothing contained herein shall relieve Yohrling from any liability for actual damages occurring as a result of any breach by him of the provisions of this Agreement.

          3.2. Independence, Severability and Non-Exclusivity.

               Each of the rights enumerated in this Agreement hereof shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company or Yohrling at law or in equity. If any provision of this Agreement is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the Agreement or rights or remedies which shall be given full effect without regard to the invalid portions.

          3.3 Non-Exclusivity of Rights

               Nothing in this Agreement shall limit or reduce such rights as Yohrling may have under any of the following Plans of the Company and any amounts or benefits which Yohrling is or shall become entitled to receive under any of those Plans shall be paid or provided in accordance with the provisions of the Plans: Long-Term Incentive Plan; Retirement Plan; Retirement Benefits Restoration Plan; Deferred Compensation Plan Employee Stock Purchase Plan; and Savings and Investment Plan.

          3.4 Rights of Termination.

               (a) For Cause. The Company shall have the right, at any time effective upon notice to Yohrling, to terminate this Agreement for “cause” (as hereinafter defined). For purposes of this Agreement, “cause” means: (1) Yohrling acting fraudulently in his relations with the Company or on behalf of Company, (2) Yohrling misappropriating or doing material, intentional damage to the property of the Company, (3) Yohrling being convicted of a felony, (4) Yohrling’s acts or omissions amounting to willful misconduct or recklessness by Yohrling in the performance of his duties under this Agreement or the habitual neglect of such duties or (5) any other material breach by Yohrling of any of the terms of this Agreement.

               (b) Disability; Death. In the event of Yohrling’s permanent and total disability due to physical or mental illness or incapacity, the Company shall have the right to terminate this Agreement upon 30 days’ prior written notice. In the event that Yohrling is able to and recommences rendering services and performing his duties hereunder within such 30-day notice period, Yohrling shall be reinstated and such notice shall be without further force or effect. If Yohrling dies during the Term, this Agreement shall terminate immediately upon his death.

          3.5 Effects of Termination.

               (a) In the event that the Agreement is terminated pursuant to Section 3.4(a), (i) this Agreement shall immediately cease and (ii) the Company shall pay to Yohrling his accrued and unpaid consulting fees and expense reimbursement through the date of termination in accordance with the Company’s usual procedures.

               (b) In the event that the Agreement is terminated pursuant to Section 3.4(b), (i) this Agreement shall cease in accordance with Section 3.4(b), (ii) the Company shall pay to Yohrling or his Estate any unpaid consulting fees due for the year in which Yohrling dies or becomes disabled, and expense reimbursement through the date of termination in accordance with Company’s usual procedures, and (iii) the Company shall pay all previously awarded Annual Incentive Award or PU Award in accordance with the terms and conditions of the respective Award documents.

               (c) In the event that this Agreement is terminated by Yohrling, then: (i) the Company shall pay Yohrling his accrued and unpaid consulting fees and expense reimbursement through the date of termination in accordance with Company’s usual procedures.

               (d) Yohrling’s obligations pursuant to Sections 3.1 shall survive any termination of this Agreement for any reason whatsoever.

          3.4. Successors.

This Agreement shall be binding upon and shall inure to the benefit of the Company and any and all of its successors and assigns, which, for purposes of this Agreement, shall include a corporation or other entity acquiring all or substantially all of the assets and business of the Company, as the case may be, whether by operation of law or otherwise. The Company shall require its successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Yohrling, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Yohrling’s legal personal representative.

          3.5. Notices.

               All notices, consents or other communications required or permitted to be given by any party hereunder shall be in writing and shall be given by personal delivery, or certified or registered mail, postage prepaid, as follows:

To the Company:

Attn: Chief Executive Officer
Curtiss-Wright Corporation
4 Becker Farm Road
Roseland, New Jersey 07068

To Yohrling:

6125 Wakehurst Road
Charlotte, NC 28226

or at such other address as either party may from time to time specify to the other. Any notice, consent or other communication required or permitted to be given hereunder shall be deemed to have been given on the date of mailing or personal delivery and shall be conclusively presumed to have been received on the fourth business day following the date of mailing or, in the case of personal delivery, the day of delivery thereof, except that a change of address shall not be effective until actually received.

          3.6. Modifications and Waivers.

               No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board and is agreed to in writing and signed by Yohrling. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          3.7. Entire Agreement.

               This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof.

          3.8. Governing Law.

               This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to conflicts of laws principles thereof. Notwithstanding the foregoing, and except with respect to any proceeding for an injunction and restraining order under Section 3.1(d), if a dispute hereunder shall exist either party shall have the right (but not the obligation), in addition to all other rights and remedies provided by law, to compel arbitration of the dispute in the County of Bergen, State of New Jersey, under the rules of the American Arbitration Association, by giving written notice of arbitration to the other party within thirty (30) days after notice of such dispute has been received by the party to whom notice has been given; any decision and award under the arbitration shall be final and binding on the parties hereto, and judgment on the decision and award may be entered in any court of competent jurisdiction, and

          3.9. Headings.

               The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

George Yohrling

CURTISS-WRIGHT CORPORATION.

By:
Name: Martin R. Benante
Title: Chief Executive Officer

Approved:
Name: John R. Myers
Title: Chairman,
Executive Compensation Committee